As filed with the Securities and Exchange Commission on August 10, 2007
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

eTelecare Global Solutions, Inc.
(Exact name of registrant as specified in its charter)

Philippines (State or other jurisdiction of incorporation or organization)	98-0467478 (I.R.S. Employer Identification No.)
31st Floor CyberOne Building, Eastwood
City, Cyberpark,
Libis, Quezon City 1110
Philippines
(Address of principal executive offices)
Amended and Restated Key Employee Stock Option Plan,
2006 Stock Incentive Plan
(Full title of the plans)

John R. Harris	Copy to:
President and Chief Executive Officer
31st Floor CyberOne Building, Eastwood City,
Cyberpark,
Libis, Quezon City 1110
Philippines
63 (2) 916 5670
(Name, address and telephone
number of agent for service)	James J. Masetti, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount To	Maximum Offering	Maximum Aggregate	Amount of
To Be Registered(1)	Be Registered(2)	Price Per Share	Offering Price	Registration Fee
Common shares, par value one Philippine peso per share: To be issued under the 2006 Stock Incentive Plan (1)	1,792,938	$15.32	$27,467,810.16 (3)	$838
Outstanding options to purchase shares of Common Stock, par value one Philippine peso per share(4)	10,482,300	$2.43	$25,471,989 (5)	$782
Total Registration Fee	N/A	N/A	N/A	$1,625.25

(1)	The securities to be registered include options and rights to acquire common shares. The common shares being registered hereby may be represented by the Registrant’s American Depositary Shares, each of which represents two common shares. The American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of any of the common shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-141293).

(2)	Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s American Depositary Shares as reported on the Nasdaq Global Market on August 7, 2007 and adjusted for the ADS to common share ratio of one ADS to two common shares.

(4)	Represents shares subject to outstanding options granted under the Amended and Restated Key Employee Stock Option Plan and 2006 Stock Incentive Plan.

(5)	Estimated pursuant to Rules 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the weighted-average exercise price of the outstanding options under the Amended and Restated Key Employee Stock Option Plan and 2006 Stock Incentive Plan.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Program Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:
     (a) Registrant’s prospectus dated and filed on March 27, 2007 pursuant to Rule 424(b)(4) of the Securities Act (File No. 333-141234), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
     (b) The description of Registrant’s common shares and American Depositary Shares contained in Registrant’s registration statement on Form 8-A, filed on March 23, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. 1350), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4.    Description of Securities.
     Not applicable.
Item 5.    Interests of Named Experts and Counsel.
     The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Picazo Buyco Tan Fider & Santos.
Item 6.    Indemnification of Directors and Officers.
     Under our bylaws, we indemnify every director against all costs and expenses reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, suit or proceeding to which he may be, or is, made a party by reason of his being or having been our director, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.    Exemption From Registration Claimed.
     Not applicable.
Item 8.    Exhibits.

Exhibit No.	Description

5.1	Opinion of Picazo Buyco Tan Fider & Santos LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Picazo Buyco Tan Fider & Santos LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1	2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-121234)).

99.2	Amended and Restated Key Employee Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-121234)).
Item 9.    Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Quezon City, Metro Manila, Philippines, on the 10th day of August, 2007.

eTELECARE GLOBAL SOLUTIONS, INC.
By	/s/ John R. Harris
John R. Harris
Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Harris and J. Michael Dodson and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John R. Harris John R. Harris	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2007

/s/ J. Michael Dodson	Chief Financial Officer (Principal Financial Officer)	August 10, 2007
J. Michael Dodson

/s/ Francis J. Dunn	Chief Accounting Officer (Principal Accounting Officer)	August 10, 2007
Francis J. Dunn

/s/ Alfredo I Ayala Alfredo I. Ayala	Director	August 10, 2007

/s/ Ramon del Rosario, Jr. Ramon del Rosario, Jr.	Director	August 10, 2007

/s/ Gary Fernanedes Gary Fernandes	Director	August 10, 2007

/s/ Richard Hamlin Richard Hamlin	Director	August 10, 2007

/s/ John-Paul Ho John-Paul Ho	Director	August 10, 2007

Name	Title	Date

/s/ Rafael Ll. Reyes Rafael Ll. Reyes	Director	August 10, 2007

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Picazo Buyco Tan Fider & Santos

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Picazo Buyco Tan Fider & Santos (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1	2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-121234)).

99.2	Amended and Restated Key Employee Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-121234)).